Exhibit 99.1

Natrol Expands with the Acquisition of Nu Hair® and Shen Min® from Biotech Corporation

CHATSWORTH, CA, October 13, 2006– Natrol, Inc. (NASDAQ: NTOL), a premier manufacturer and distributor of nationally branded nutritional products, today announced the acquisition of the Nu Hair and Shen Min brands from Biotech Corporation in Connecticut.  Nu Hair and Shen Min are the number one brands being sold nationally within the men’s and women’s hair growth category for natural products.

“This acquisition of the successful Nu Hair and Shen Min brands supports one of Natrol’s key growth objectives:  strategic acquisitions.  Addition of the brands will provide Natrol the opportunity to expand in the hair growth category for natural products”, stated Wayne M. Bos, President and CEO of Natrol.  He added, “Nu Hair and Shen Min are quality brands that will leverage Natrol’s expertise in sales and marketing, coupled with its strong distribution in mass market and health food channels.”

Gregory J. Kelly, President of Biotech Corporation, said, “Having developed over the past ten years into the market leader within the hair growth category for natural products, Biotech is pleased to sell these brands to a larger, well recognized and respected public company such as Natrol.”  He added, “Natrol will be able to take Nu Hair and Shen Min to the next level, where the brands will continue to grow and fulfill their highest potential.”

Nu Hair products, distributed within the mass market channel, include hair regrowth tablets for men and women, as well as topical products, such as Thinning Hair Serum and Thickening Shampoo.  The Shen Min brand, marketed primarily within the health food channel, consists of a similar line of products.

About Natrol

Founded in 1980, Natrol, Inc. (NASDAQ:  NTOL) is a diversified nutrition company that manufactures and distributes premium-branded nutritional supplements, herbal teas and sports nutrition products under the Natrol®, Laci Le Beau® and Prolab® brands, respectively.  Natrol markets approximately 50 product categories with more than 500 stock-keeping units (SKU’s) designed to meet a wide range of consumer needs.  The products are available at thousands of food, drug, mass market and independent health food stores, catalogs and Internet sites, gyms and specialty stores nationally and in select foreign countries.  For more information, visit www.natrol.com.

The statements made in this press release which are not historical facts including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward looking statements. Certain factors that might cause Natrol’s actual results to differ materially from those set forth in the forward looking statements include adverse trends in the dietary supplements industry, intense competition, adverse effects of unfavorable publicity regarding particular products or the Company’s industry generally, the Company’s dependence on the introduction of successful new products, the Company’s ability to gain market share and shelf space in each of its distribution channels, the Company experiencing high rates of product returns, and adverse government regulation, as well as those factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s other filings with Securities and Exchange Commission.

Contact:
Teri Lim
Natrol, Inc.
Phone: (818) 739-6000 Ext. 583
Fax: 818-739-6004

Biotech Corporation
c/o Don Kittredge
Capital Research Partners
Phone: 203-571-1744